CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statements on Form S-1 (SEC File Number 000-55588) of our audit report dated July 5, 2017, with respect to the balance sheet of Wishbone Pet Products Inc. as of April 30, 2017, and the related income statement, statement of changes in stockholders’ equity, and statement of cash flows for the year then ended, appearing on the Annual Report on Form 10-K for the year ended April 30, 2017. Our report dated July 5, 2017, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Wishbone Pet Product Inc.’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC
Spokane, Washington
July 21, 2017